Exhibit 10.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: $7,000,000.00	Troy, Michigan

Dated: April 23, 2025

This Second Amended and Restated Promissory Note (“Note”) is made by the Borrower who has signed this Note. The Borrower promises to pay to the order of PATHWARD, NATIONAL ASSOCIATION, fka Crestmark, a division of MetaBank, National Association (“Bank”), ON DEMAND, at its offices located at 5480 Corporate Drive, Suite 350, Troy, Michigan 48098 or at such other place as Bank or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Agreement (as defined below), plus interest, fees and expenses as hereinafter provided. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

This Note amends and restates in its entirety that certain Amended and Restated Promissory Note dated December 23, 2020 executed by Borrower in favor of Bank in the original principal amount of $10,000,000.00 (the “Original Note”). This Note does not constitute a novation or extinguishment of the existing indebtedness evidenced by the Original Note and said indebtedness is still outstanding.

This Note is referred to in and was delivered pursuant to the Amended and Restated Loan and Security Agreement dated December 23, 2020 between Borrower and Bank (as amended, restated, modified or otherwise supplemented from time to time, the “Agreement”) under which Advances, repayment and further Advances may be made from time to time, pursuant to the provisions of the Agreement. Reference is made to the Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Agreement.

The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate will be a rate which is equal to three percentage points (3%) in excess of that rate shown in the Wall Street Journal as the prime rate (the “Effective Rate”). Interest on this Note will change with each change in the prime rate so published. If at any time Bank either abandons the use of the Wall Street Journal prime rate or the Wall Street Journal prime rate is no longer published, then Bank will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Effective Rate be less than six and one-half of one percent (6.50%) per annum.

Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Obligations are fully paid. If the Agreement so provides, interest will also be payable at the same rate on all other sums constituting Obligations. If any payment is due on a day which Bank is not open for business, then payments will be made on the next business day. Payments will be applied in the manner provided in the Agreement. If Borrower at any time pays less than the amount then due, Bank may accept such payment, but the failure to pay the entire amount due is a Default. The (i) failure of Borrower to comply with the provisions of the Agreement or (ii) failure to pay the Obligations following demand will permit Bank to charge the Extra Rate. The “Extra Rate” shall mean the Effective Rate plus eight percent (8.00%) per annum.

Should Borrower make any payment by mail, the payment must be actually received by Bank before the payment is credited but payment is still subject to the Clearance Day as defined in the Schedule to the Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

If Borrower elects to prepay this Note and/or terminate the Agreement, Borrower may do so, but only upon payment of all the Obligations, including the Exit Fee set forth in the Schedule.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Bank may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

Borrower waives any obligation of Bank to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

If this Note is signed by two or more parties, the obligations and undertakings under this Note shall be that of all and any two or more jointly and also each severally.

Borrower agrees that an Electronic Signature of Borrower affixed to this Note, any of the other Loan Documents, and to any amendment, supplement or other modification to such Loan Documents, or any other document or instrument delivered by Borrower in connection with the Loan Documents or any of the transactions contemplated thereby is intended to authenticate such writing and that such Electronic Signature shall bind Borrower and have the same force and effect as if it had been manually signed and physically delivered by Borrower. “Electronic Signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed or adopted by a party with the intent to sign such record. Borrower waives any objection that this Note or any of the other Loan Documents are invalid or otherwise unenforceable because of its execution by Electronic Signature. Borrower further agrees that:

1.	Borrower has sole responsibility to ensure that any document or instrument purported to be signed by Electronic Signature on behalf of Borrower is signed only by persons authorized to do so;

2.	Borrower accepts all risks that any such document may not contain authentic or authorized Electronic Signatures on behalf of Borrower;

3.	the persons purporting to have signed any such document on behalf of Borrower by Electronic Signature are conclusively deemed to have signed it with the intention that Borrower be bound by its terms;

4.	Pathward is authorized to act and rely on any document or instrument executed and/or delivered by Electronic Signature without any duty for further investigation, even if the Electronic Signature does not conform to a specimen signature previously provided by Borrower; and

5.	upon the request of Pathward, Borrower agrees to provide a manually executed counterpart of any Loan Document or other applicable document related to the Loan Documents previously executed by Electronic Signature.

In the event it is determined that this Note is governed by Article 3 of the Uniform Commercial Code, Borrower acknowledges and agrees that this Note is an effective, enforceable and valid Transferable Record. A “Transferable Record” means an electronic record that (i) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing, and (ii) Borrower, as the issuer, has agreed is a transferable record.

BORROWER:

CARDCASH EXCHANGE, INC.,
a Delaware corporation

By:
Name:	Elliot Bohm
Its:	CEO